Exhibit 99.2
Midwest
Loan Services Inc.
616 Shelden Avenue, Suite 300
P.O. Box 144
Houghton, MI 49931-0144
Phone: (906) 487-5870
Fax: (906) 487-5869
e-mail mlsloan@up.net
web: www.subservicer.com

Management's Assertion on Compliance
With the Specified Minimum Servicing Standards Set Forth
In the Uniform Single Attestation Program for Mortgage Bankers
We, as members of management of Midwest Loan Services, Inc., are responsible for complying with the servicing standards identified in the attached Exhibit A. These standards are set forth in the Mortgage Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards. We have performed an evaluation of the
Company's compliance with the specified minimum servicing standards as of December
31, 2004 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2004, the Company complied, in all material respects, with the specified minimum servicing standards.

As of December 31, 2004 and for the year then ended, the Company had in effect a fidelity bond and an errors and omissions policy in the amount of $3,000,000.

/s/ Edward Burger
President

/s/ Stephen Ranzini
Chairman of the Board

February 25, 2005

Midwest
Loan Services Inc.
616 Shelden Avenue, Suite 300
P.O. Box 144
Houghton, MI 49931-0144
Phone: (906) 487-5870
Fax: (906) 487-5869
e-mail mlsloan@up.net
web: www.subservicer.com

Specified Minimum Servicing Standards

I. Custodial Bank Accounts

1.
Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:
a. be mathematically accurate
b. be prepared within forty-five (45) calendars after the cutoff date. The cutoff date is the date as of which a bank account is reconciled every month. It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period;
c. be reviewed and approved by someone other than the person who prepared the reconciliations; and
d. document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.
Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or mortgagor's account.

3.
Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

4.
Escrow funds held in trust for a mortgagor shall be returned to the mortgagor with thirty (30) calendar days of payoff of the mortgage loan.

Specified Minimum Servicing Standards (continued)

II. Mortgage Payments

1.
Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two (2) business days of receipt.

2.
Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records with two (2) business days of receipt.

3.
Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

4.
Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.

III. Disbursements

1.
Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2.
Disbursements made on behalf of a mortgagor or investor shall be posted with two (2) business days to the mortgagor's or investor's records maintained by the servicing entity.

3.
Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

4.
Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

5.
Amounts remitted to investors per the servicer's investor reports shall agree with the cancelled checks, or other form of payment, or custodial bank statements.

6.
Unissued checks shall be safeguarded so as to prevent unauthorized access.

Specified Minimum Servicing Standards (continued)

IV. Investor Accounting and Reporting

1.
The servicing entity's investor reports shall agree with, or reconcile to, investors'
records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity

V. Mortgagor Loan Accounting

1.
The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis

2.
Adjustments on adjustable rate mortgage (ARM) loans shall be computed based on the related mortgage note and any ARM rider.

3.
Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

4.
Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws.

VI. Delinquencies

1.
Records documenting collection efforts shall be maintained during the period a loan is in default and shall be undated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (i.e., illness or unemployment).

VII. Insurance Policies

1.
A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in the management's assertion.

Specified Minimum Servicing Standards (continued) Signed, /s/ Edward Burger Edward Burger, President Date: March 23rd, 2005